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                                                                    EXHIBIT 10.1

                                    AGREEMENT

                                     BETWEEN

                       FASTCOMM COMMUNICATIONS CORPORATION

                              KG DATA SYSTEMS, INC.

                                       AND

                                  KENNETH BLOOM

                                      DATED

                              AS OF MARCH 31, 1999


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                              ACQUISITION AGREEMENT

      This Acquisition Agreement (the "Agreement") is made and entered into as of March 31, 1999, by and among FASTCOMM COMMUNICATION CORPORATION, a Virginia corporation ("FastComm" or the "Company"), KGDATA SYSTEMS, INC. , ("KG DATA") and KENNETH BLOOM KG DATA's sole stockholder ("Stockholder") to be effective as of March 31, 1999.

                                    RECITALS

      A. Whereas FastComm and KGDATA are parties to a License Agreement dated May 13, 1998 the ("License Agreement"); and

      B. Whereas the License Agreement provides inter alia, for the sale of assets and technology of KG Data to FastComm, at the option of KG Data and the Stockholder; and

      C. Whereas, KG Data has exercised it's option contained in the License Agreement, and upon such exercise:

         (i) the purchase and sale of assets and employment of Stockholder by FastComm are to be governed in certain respects, by a certain Agreement dated February 27, 1998 by and between the parties as amended and supplemented by the License Agreement; and

         (ii) except for certain payables due by the Company thereunder and shown on Schedule 1 attached hereto, the License Agreement is null and void; and

      D. Whereas, the parties wish, through this Agreement, to provide for the sale and acquisition of assets of KG Data in accordance with the foregoing; and

      E. Whereas, the parties hereto desire to adopt a Plan of Reorganization within the meaning of Section 368 (a) (1) (C) of the Internal Revenue Code of 1986, as amended (the "Code").

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing premises, and mutual covenants and agreements hereinafter set forth, the parties to this Agreement hereby agree as follows:

      1. Definitions. As used in this Agreement, terms defined in the preamble and recitals hereto shall have the respective meanings specified therein and the following terms shall have the meanings set forth below:

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            a. "Affiliate" means, when used with reference to a specified
Person, any Person that directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, the specified Person.

            b. "Agreement" shall mean this Acquisition Agreement.

            c. "Balance Sheet Date" shall have the meaning provided in Section
5.4 of this Agreement.

            d. "Bill of Sale" shall mean the General Conveyance, Assignment and Bill of Sale, in the form attached hereto as Exhibit A.

            e. "Closing" shall have the meaning provided in Section 4 of this Agreement.

            f. "Closing Date" shall have the meaning provided in Section 3 of this Agreement.

            g. "Code" shall mean the Internal Revenue Code of 1986, as amended.

            h. "Control" (including as used in the terms "controlling", "Controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

            i. "Fiscal Year" of KG Data shall refer to the twelve month period on or prior to December 31.

            j. "GAAP" shall mean generally accepted accounting principles.

            k. "Hazardous Substances", "Hazardous Wastes", "Hazardous Materials" and "Toxic Substances" shall have the meaning provided in Section 5.14 of this Agreement

            l. "Intellectual Property" shall have the meaning provided in
Section 5.13 of this Agreement.

            m. "License Agreement" means that certain License Agreement dated May 13, 1998 by and between FastComm and KG Data.

            n. "Material Adverse Effect" means an effect which is materially adverse to the business, properties, assets, revenues, operations, financial condition results of operations or prospects of KG Data or FastComm and their respective Subsidiaries, as the case may be.


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            o. "FastComm Common Stock" shall mean the unregistered Common Stock, par value $0.01 per share, of FastComm.

            p. "Person" includes an individual, partnership, trust, corporation, joint venture, association, government bureau or agency or other entity of whatsoever kind of nature.

            q. "Remedies Exception" shall have the meaning provided in Section
4.2 of this Agreement.

            r. "Securities Act" means the Securities Act of 1933, as amended.

            s. "SEC" means the Securities and Exchange Commission.

            t. "Stockholder' shall mean Kenneth Bloom.

            u. "Subsidiary" of a corporation means (i) any corporation of which equity securities possessing a majority of the ordinary voting power in electing the board of directors are, at the time as of which such determination is being made, owned by such corporation either directly or indirectly through one or more Subsidiaries, and (ii) any person (other than a corporation) in which such corporation or any Subsidiary, directly or indirectly, has more than a 10% ownership interest or over which it exercises control.

      2. Acquisition of Assets. FastComm agrees to acquire, and KG Data agrees to sell, all the tangible and intangible assets and intellectual property rights of KG Data including all rights to the marks "KGData Systems, Inc." and "ChanLcomm", and existing relationships with vendors and employees, in exchange for shares of "FastComm" voting common stock and assumption of certain stated liabilities as listed on Schedule 1. KG Data represents and warrants to FastComm that it owns such assets free and clear of any liens, claims or adverse rights. FastComm will not assume any of KG Data's debts or liabilities, other than warranty repairs and existing extended service contracts, if any; provided however, that FastComm will assume certain obligations of KG Data as listed on
Schedule 1. It is the intention of the parties that the transaction be a tax free reorganization under the Internal Revenue Code of 1986, as amended.

      3.    Consideration.

            (a) FastComm will purchase the assets of KG Data as reflected in the March 31, 1999 financial statements and all software code, licenses, and other intellectual property and all other assets owned by KG DATA (the "Assets") for the "base purchase price" of $845,000 plus the assumption of agreed upon liabilities of KGD. Assets will also include cash after payments to outstanding vendors, due under the License Agreement, accounts receivable, inventories, deposits, plant and equipment, and technology related to SNA networks (including R&D in process). Payment for the Assets by FastComm will be in the


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form of unregistered shares of common stock. The total number of FastComm voting common shares to be issued will be 719,149 shares, (the "Acquisition Shares") which is based on the 20-day average closing price calculated on March 16, 1999. Stockholder agrees that the Acquisition Shares are being acquired for investment, will contain a Securities Act restrictive legend, and will only be resold pursuant to an effective registration statement or exemption from registration.

            (b) Trade Accounts: FastComm will not assume any trade payables at Closing, except those due under the License Agreement and payable by FastComm and listed on Schedule 1 hereto. Trade receivables as of the date of the Closing are part of the purchased Assets.

            (c) Taxes: FastComm is not assuming liability for any local, state, and federal taxes, including but not limited to sales, use, excise, or gains, taxes, incurred by KG DATA or Stockholder before the closing date or in connection with this transaction. KGD itself is not being acquired so its tax liability is not assumed. KGD will prepare short-year returns for the period up to the Closing Date, in consultation with its tax advisors, at Stockholder's sole expense.

      4.    Closing.

      4.1 Time and Place. The transactions which are the subject of this Agreement shall be closed concurrently with the execution hereof or as soon thereafter as the Parties mutually agree (the "Closing"). The Closing shall take place at the offices of Thomas G. Amon & Associates, 437 Madison Avenue, 22nd Floor, New York, NY 10022

      4.2 KG Data. At the closing, KG Data shall deliver, or cause to be delivered to FastComm or its Nominee(s) the following:

                    (a) the Bill of Sale, duly executed and acknowledged by KG Data;

                    (b) a certificate of the President of KG Data, dated as of the Closing Date, restating and certifying to FastComm the representations and warranties set forth in Section 5;

                    (c) copies of Resolutions of the Board of Directors of KG Data authorizing the execution and delivery by KG Data of this Agreement and of the instruments required therein to be so executed and delivered, including the Bill of Sale, duly certified by the Secretary or an Assistant Secretary of KG Data.

                    (d) an opinion of counsel for KG Data, dated as of the Closing Date, in form and substance satisfactory to counsel for FastComm, to the effect that: (i) KG Data is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut and has the corporate power and authority to execute, deliver and perform this Agreement and the transactions contemplated herein; (ii) KG Data has taken all


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necessary corporate action required by applicable law to authorize the execution and delivery of this Agreement, the Bill of Sale and the consummation of the transactions contemplated herein; (iii) the execution and delivery of this Agreement, the Bill of Sale and the consummation of the transactions contemplated herein will not result in the breach of, or constitute a default under or accelerate or permit the acceleration of the performance required by the terms of any applicable law, rule or regulation of any governmental body having jurisdiction over KG Data, the Certificate of Incorporation or By-Laws of KG Data or any indenture, mortgage, deed of trust, or other agreement or instrument known to such counsel to which KG Data is a party or by which any of its property is bound, or result in the creation of any claim, lien, or encumbrance upon the Premises; and (iv) this Agreement and the Bill of Sale have each been duly executed and delivered by KG Data and each is the valid and legally binding obligation of KG Data enforceable in accordance with its terms.

      4.3 FastComm. At the Closing, FastComm shall deliver, or cause to be delivered, to KG Data and the Stockholder, the following:

                    (a) The Acquisition Shares, delivered in the name of Stockholder.

                    (b) an opinion of counsel for FastComm, dated as of the Closing Date, in form and substance satisfactory to counsel for KG Data to the effect that: (i) parent is a corporation, duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia and has the corporation power and authority to execute, deliver and perform this Agreement and the transactions contemplated herein; (ii) FastComm has taken all necessary corporate action required by applicable law to authorize the execution and deliver of this Agreement and the consummation of the transactions contemplated herein; (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not result in the breach of, or constitute a default under, or accelerate or permit the acceleration of the performance required by the terms of, any applicable law, any rule or regulation of any governmental body having jurisdiction in the premises, the Certificate of Incorporation or By-Laws of FastComm, or any indenture, mortgage, deed of trust, or other agreement or instrument known to such counsel to which FastComm is a party, or by which it or any of its property is bound.

                    (c) In the event that, after Closing, the acquired business becomes not commercially feasible to pursue for reasons beyond FastComm's control, such as patent or intellectual property infringement, no market for products, etc., and FastComm decides to sell the Assets, or any part thereof, in an arms length transaction, with or without the services of a broker, Stockholder shall have the right to match any bona fide offer for such Assets, or any part thereof within ten days of receipt. Failing such matching, Fastcomm shall be permitted to sell the Assets, or any part thereof, to such offeror in accordance with the terms of its offer. If Stockholder exercises his right to buy the Assets, he shall be responsible for the fees of any broker engaged by FastComm.


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      5. Representations and Warranties of KG Data and the Stockholder. KG Data
and the Stockholder represent and warrant to and agree with FastComm as follows:

      5.1. Organization and Standing; Articles and By-Laws. KG Data is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut. KG Data is qualified, licensed or domesticated as a foreign corporation and is in good standing in all jurisdictions where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary. KG Data has all requisite power and authority and all requisite licenses permits and franchises necessary to own, lease and operate its properties including the Assets, and to carry on its business in the manner and in the locations as presently conducted. Copies of the Articles of Incorporation (as certified by the Connecticut Secretary of State) and By-Laws of KG Data have been delivered to FastComm and are accurate and complete as of the date hereof.

      5.2. Authorization. KG Data has the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement and all the transactions contemplated hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by KG Data's Board of Directors and, all corporate proceedings have been done and no other corporate proceedings on the part of KG Data are necessary to authorize the execution, delivery and performance by KG Data of this Agreement. This Agreement has been duly executed and delivered by KG Data and constitutes the valid and binding obligations of KG Data, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally from time to time in effect and except that equitable remedies may not in all cases be available (regardless of whether enforceability is considered in a proceeding at law or in equity) (collectively, the "Remedies Exception").

      5.3.  Subsidiaries.  KG Data has no Subsidiaries.

      5.4. Absence of Certain Changes or Events. Except as heretofore disclosed in writing to FastComm or as otherwise contemplated by this Agreement, since March 31, 1999, (the "Balance Sheet Date") KG Data has conducted its business only in the ordinary and usual course consistent with past practice, and there has not been (a) any material adverse change in the business, properties, assets, revenues, operations, financial condition, results of operations or prospects of KG Data, (b) any change in accounting methods, principles and practices by KG Data materially affecting its assets, liabilities or business, except as may have been required by a change in GAAP, (c) any damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect upon KG Data, (d) any entry by KG Data into any commitment or transaction material to KG Data which is not in the ordinary course of business consistent with past practice, (e) any declaration, payment or setting aside for payment of any dividends, or (f) any grant to any officer or director of any increase in compensation (other than periodic salary increases not in excess of 10% made in the ordinary course of business consistent with past practice or increases



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resulting from job promotions or expansions of employment responsibilities), or any loan to any officer or director, or any adoption, amendment in any material respect or termination of any bonus, profit sharing, stock option, employee stock ownership, pension, retirement, deferred compensation, employment or consulting or other plan, agreement or arrangement for the benefit of employees of KG Data.

      5.5. Litigation and Product Liability Matters. KG Data has disclosed, in writing to FastComm, all information in its possession or custody or under its control with respect to product liability claims and litigation pending as of the date hereof. KG Data has no product liability claims or litigation pending as of the date hereof. To the best of KG Data's knowledge, the ultimate liability for damages arising from such claims and litigation (based upon assumptions that KG Data believes in good faith to be reasonable under the circumstances) is either adequately reserved against in KG Data's Balance Sheet or will not have a Material Adverse Effect on KG Data. Except as disclosed to FastComm in writing, there are no actions, suits or proceedings of any nature pending, or to the knowledge of KG Data, threatened, against or by KG Data or any of its properties,assets or business subject to any order, judgment, ruling, or decree of any competent authority, which would have a Material Adverse Effect on KG Data. KG Data has not received notice of violation of any applicable statute, regulation, code, ordinance, rule, order, judgment, decree or requirement relating to its operation or its owned or leased properties and to KG Data's knowledge, no such violation exists, in each case, other than a violation which would not have a Material Adverse Effect on KG Data. Without limiting the generality of the foregoing, the manufacturing and marketing of KG Data's products have been manufactured to comply in all material respects with the applicable provisions of the FCC Part 15, UL Safety and the regulations promulgated thereunder but no formal testing of the products has yet taken place.

      5.6.Warranty Obligations and Returns. KG Data has no anticipated warranty liability or obligations and/or for return of KG Data products previously shipped to customers prior to the Balance Sheet date.

      5.7.Tax Returns. KG Data has accurately prepared and duly and timely filed all federal and state and all other material income, property, sales and use other applicable tax reports and returns required to be filed (subject to any extensions applicable to any such filing), and has paid all taxes and other charges required to be paid with respect to the periods covered by such returns. KG Data has not been and is not delinquent in the payment of any tax, assessment or governmental charge or executed any waiver of any statute of limitations on the assessment or collection of any tax. KG Data knows of no basis for the assertion of any deficiencies for any period covered by such tax reports and returns-or otherwise payable to any taxing authority.

      5.8.Title to Assets, Encumbrances. KG Data has good title to all of the properties and assets (real, personal and mixed, tangible and intangible) that are reflected on the Balance Sheet to have been acquired after the date thereof (except for properties and assets sold or otherwise disposed of since the date of the Balance Sheet in the ordinary course of


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business consistent with past practice) free and clear of all liens except (a)
materialmen's, mechanics', carriers', worker's, repairmen's and other similar liens arising or incurred in the ordinary course of business, or statutory landlord's liens under leases to which KG Data is a party, with respect to which the underlying obligation is not in default or such obligation or lien is being contested in good faith, (b) the rights of third parties with respect to inventory or work in progress under orders or contracts entered into by KG Data in the ordinary course of business, (c) liens that do not materially detract from or materially interfere with the present use of the properties of assets subject thereto or affected thereby, or otherwise materially impair present business operations in which such properties are used or materially interfere with the sale, or materially detract from the aggregate value, of any properties held for sale, (d) as reflected in the Balance Sheet or the notes thereto, (e) liens for taxes not yet delinquent or the validity or amount of which are being contested in good faith, and (f) claims consisting of leases. The term "lien" as used in this Section shall include any mortgage, pledge, security, interest, encumbrance, lien, claim or charge of any kind.

      5.9. No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person as the result of any act of KG Data in such manner as to give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, financial advisor fee or investment banking fee or other like payment except Janney Montgomery & Scott, whose fees shall be the sole responsibility of FastComm.

      5.10. Employee Plans, Leases and Contracts. Except as previously disclosed to the Company in writing and listed on Schedule 1 hereto, KG Data is not a party to (i) any employee plan or contract that provides for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments or profit sharing, (ii) any collective bargaining or other contract or agreement with any labor union, (iii) any real property lease, (iv) any employment, management, severance or consulting contract or other contracts, agreements or arrangement with any current or former officer, director, employee of consultant or with any entity in which any of the foregoing is an owner, officer, director, employee or consultant not terminable in 30 days or less notice without penalty to KG Data,
(v) any sales representation, agency distribution agreement, or supply contract or arrangement, which is of a duration greater than one year from its effective date, (vi) any agreement, contract or other arrangement whereby KG Data has extended warranty protection on any of its products for a duration of more than 12 months, (vii) any noncompetition agreement or contract which restricts KG Data from doing business anywhere in the world, or (viii) any contract or agreement pursuant to which any person has the right to receive any participation or other payment which is based or measured in whole or in part upon the gross or net receipts of KG Data, (ix) an agreement authorizing others to distribute, license, or sell products of KG Data, (x) any written or oral agreement, granting to others rights in KG Data's intellectual or technological property, or (xi) any other contract or agreement that includes a purchase or other commitment that is substantially in excess of the normal requirements of its business or was made at a price or on terms and conditions substantially more onerous than is usual and



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customary in its business and which, either individually or in the aggregate, constitute a material liability. FastComm will assume those contracts listed on
Schedule 1.

      5.11.Minute Books. The minute books of KG Data copies of which have been delivered to FastComm, accurately record all actions taken by their stockholders and directors.

      5.12.Compliance with Applicable Law. Other than disclosed in Section 5.5 hereof, the business of KG Data is not being conducted in violation of any applicable law, ordinance, regulation, decree or order of any governmental entity, except for violations which either singly or in the aggregate do not and are not expected to have a Material Adverse Effect on KG Data. KG Data is not a party to or subject to any judgment, decree, or order entered in any suit or proceeding brought by any governmental agency or by any other person, enjoining KG Data with respect to any business practice, the acquisition of any property, or the conduct of business in any area.

      5.13. Patents, Trade Names and Other Intellectual Property Rights. KG Data and/or the Stockholder owns or is validly licensed or otherwise has the right to use, free and clear of all liens, claims and restrictions of any kind or nature, any and all patents, trademarks, trade names, service marks, copyrights, trade secrets, technology, know-how and processes including the trademarks "KG Data Systems" and "ChanLcomm" (collectively, "Intellectual Property"), used in or necessary for the conduct of its business as now conducted or as proposed to be conducted. The operations and products of KG Data do not infringe any Intellectual Property rights of any other Person. Each contract, license, permit or other agreement or instrument which grants to KG Data the right, or permits KG Data, to manufacture or distribute KG Data's products or the products of others, or which is otherwise material (for the purposes of Regulation S-K of the SEC) to the business or operations of KG Data as currently conducted or as proposed to be conducted (a copy of each such material contract, agreement or instrument has previously been delivered to FastComm by KG Data) is in full force and effect and valid and binding in accordance with its terms, and KG Data is not in default under any of the material terms thereof, nor has KG Data relinquished, forfeited or waived any of its rights or privileges thereunder which are material to its ongoing business operations or received a notice of any such default, and, except as set forth in the Disclosure letter, there exists no event which with notice or the passing of time or both would constitute such a default or grant to any other party thereto the right to cancel or terminate the same or withhold or suspend its performance thereunder. KG Data has not received any communication alleging or stating that KG Data or any employee has violated or infringed, or by conducting business as proposed, would violate or infringe any Intellectual Property right of any other person.

      5.14.Environmental Compliance Matters. KG Data has not received any notice of any claim, proceeding or investigation under federal, state or local law or any law of any foreign jurisdiction relating to air, soil, subsurface and water pollution, soil monitoring and the storage, treatment, disposal, removal, remediation, release, discharge or emission of any


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Hazardous Material (as defined below) with respect to the business activity of
KG Data. To the best knowledge of KG Data, neither KG Data, any Subsidiary nor any predecessor entity operating or controlling the business activity of KG Data has ever owned, leased or operated or otherwise controlled any real property at which a claim or proceeding is presently pending or threatened, nor is aware of the existence of any condition on any such property which would give rise to any such claim or proceeding under federal, state or local law or any law of any foreign jurisdiction relating to air, soil, subsurface, water pollution, soil monitoring and the storage, treatment, disposal, removal, remediation, release, discharge or emission of any Hazardous Material shall mean any flammables, asbestos, explosives, radioactive materials, hazardous wastes, toxic substances or related materials, including without limitation, any substances defined as or included in the definition of "hazardous substances", "Hazardous wastes", "hazardous materials", "toxic substances" under any applicable federal, state, local or foreign laws, rules, regulations or orders or which federal, state, local or foreign laws, rules, regulations or orders designate as potentially dangerous to public health and/or safety when present in the environment.

      5.15. Severance and Employment Agreements. KG Data is not a party to any agreements, and has no policy of, providing for severance or termination payments to any officer, director consultant or employee of KG Data.

      5.16. No Change of Control Provision. KG Data is not a party or subject to any agreement, contract or other obligation which would require the making of any payment, other than payments as contemplated by this Agreement, to any employee, officer, director, or shareholder of KG Data or to any other Person as a result of the consummation of the transactions contemplated herein.

      5.17. Board Approval. The Board of Directors of KG Data has duly approved this Agreement, has determined that the sale of the Assets is fair to KG Data and its Stockholder and has resolved to recommend the adoption of this Agreement by the Stockholder.

      5.18. Information. All written information provided to FastComm, or its agents, by or on behalf of KG Data and/or the Stockholder or any of its representatives (including, without limitation, each representation and warranty of KG Data set forth in this Agreement) is, and KG Data and Stockholder covenants that any such information provided hereafter shall be, true and correct in all material respects and does not, or shall not, omit any material statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by KG Data as to any financial forecasts or projections previously furnished to FastComm by KG Data, except that such financial forecast or projection has been prepared in good faith based on assumptions that are believed by KG Data to have been reasonable at the time or times made.

      6. Representations and Warranties of FastComm. FastComm represents, warrants, covenants and agrees with KG Data as follows:




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      6.1. Organization and Standing; Articles and By-Laws. FastComm is a
corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. FastComm is qualified, licensed or domesticated as a foreign corporation and is in good standing in all jurisdictions where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary. FastComm has all requisite power and authority and all requisite licenses, permits and franchises necessary to own, lease and operate its properties and assets and to carry on its business in the manner and in the locations as presently conducted.

      6.2. Authorization. FastComm has the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement and all the transactions contemplated hereunder.

      6.3. Enforceability. This Agreement has been fully executed and delivered by FastComm and constitutes the legal, valid and binding obligation of FastComm, enforceable against it in accordance with its respective terms, subject to the Remedies Exception.

      6.4. Authorization of FastComm Common Stock. The issuance of shares of FastComm Common Stock at the Closing will have been duly authorized by all necessary corporate action prior to the Closing Date and, when issued as contemplated by this Agreement, all such shares of FastComm Common Stock will be validly issued, fully paid non-assessable and not registered.

      6.5. SEC Reports. FastComm heretofore has delivered to KG Data and Stockholder its proxy statements with respect to its 1994, 1995 and 1996 annual meetings of stockholders, Annual Reports on Form 10-K for the years 1995, 1996, 1997 and 1998, all Current Reports, if any, on Form 8-K and its Quarterly Reports on Form 10-Q for its fiscal quarters up to, and including the quarter ending January 30, 1999.

      6.6. Litigation. Except as disclosed in FastComm's Annual Report on Form 10-K for the fiscal year ended April 30, 1998 and all subsequent quarterly reports on Form 10-Q through the quarter ending January 30, 1999, there is no claim, legal action, suit, arbitration, investigation or proceeding before any court or governmental or other regulatory agency pending or, to the best knowledge of FastComm, threatened against or affecting FastComm or its properties, assets or business (or in which FastComm is a plaintiff or otherwise party hereto). Stockholder and KG Data acknowledge that they are aware that the Company has since June 2, 1998 been operating under the protection of Chapter 11 of the U.S. Bankruptcy Code (FastComm Communications Corp. Case No. 98-80044-SSM) E.D. of VA., and is emerging from such Bankruptcy and is presently operating under a Plan of Reorganization, a copy of which has been provided to KG Data and Stockholder. FastComm makes no representation as to the short or long-term effect that such Bankruptcy Reorganization and any other disclosed legal matters may have on its business, business prospects or financial condition in the future. Stockholder is fully aware of these factors, has had access to all


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public filings via internet and acknowledges that he has had an opportunity to discuss these matters fully with FastComm and his personal professional advisors.

      6.7. No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person as the result of any act of FastComm or any of its Subsidiaries in such manner as to give rise to any claim against any of the parties hereto for a brokerage commission finder's fee, financial advisor's fee or investment banking fee or other like payment, other than Janney Montgomery & Scott, whose fees shall be the sole responsibility of FastComm.

      6.8. Board Approval. The Board of Directors of FastComm has duly approved this Agreement.

      7. Conditions to Closing. The respective obligations of each party to effect the transactions shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

      7.1. FastComm Approval. The Board of Directors of FastComm shall have approved the transaction.

      7.2. No Legal Action. No preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction, or by any governmental, administrative or regulatory agency or commission, in the United States preventing the consummation of the sale of assets shall be in effect.

      8. Additional Conditions to Obligations of FastComm. All obligations of FastComm under this Agreement are subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which may be waived in writing in whole or in part by FastComm:

      8.1. Representations, Covenants, Certificate. KG Data and the Stockholder shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Date, and the representations and warranties of KG Data and the Stockholder herein contained shall be true as of the date of this Agreement and the Closing Date.

      8.2. Permits and Approvals. All material filings, registrations, covenants, permits, authorizations, and regulatory approvals of governmental authorities necessary for the sale and transfer of the Assets shall have been duly obtained or made and shall be in full force and effect.

      8.3. Certificate. FastComm shall have received a certificate of KG Data and the Stockholder dated the Effective Date, signed by the President of KG Data, and by the Stockholder certifying that (i) all representations and warranties of KG Data and the

Stockholder were true and correct in all material respects when made and are true and correct in all material respects on the effective date as if made on the Effective Date, and (ii) KG Data have performed and complied in all material respects with all covenants and agreements required in this Agreement to be performed or complied with by and on or prior to the Closing Date.

      8.4. Opinion of counsel for KG Data . FastComm shall have received from Rivelis Pawa & Blum, counsel for KG Data and the Stockholder herein, an opinion, dated the Closing Date, in form and substance satisfactory to FastComm and its counsel, substantially to the effect that:

            a. (A) KG Data is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut; (B) KG Data is duly qualified and in good standing as a foreign corporation in each jurisdiction in which it owns or leases real property, maintains an office or has employees, except where the failure so to qualify would not have a Material Adverse Effect on KG Data and the Subsidiaries taken as a whole; (C) KG Data has full corporate power and authority to own it's properties and to conduct its business as now being conducted.

            b. This Agreement has been duly authorized, executed and delivered by KG Data and the Stockholder and, assuming due authorization, execution, delivery and performance by FastComm, constitutes the valid and binding obligations of KG Data enforceable against it in accordance with its terms, subject to the Remedies Exceptions and except to the extent that rights to indemnity or contribution under this Agreement may be limited by federal or state securities laws or the public policies underlying such laws.

            c. Except as disclosed to FastComm in writing, to the knowledge of such counsel, there is no litigation or governmental or other action, suit, proceeding or investigation before any court or arbitrator or before or by any public, regulatory or governmental agency or body pending or threatened against, or involving the properties of, KG Data or the Stockholder, including any of the Assets.

            d. To such counsel's knowledge, no consent, approval, authorization or order of, notice to or registration with, any person (including without limitation any court or government agency or body) is required under any statute, regulation or order (known to such counsel) applicable to KG Data in connection with the consummation of by KG Data of the transactions contemplated herein.

            e. Upon the execution and delivery of the Bill of Sale, FastComm shall have vested in it all right title and interest in and to the Assets, free and clear of any lien.

      9. Additional Conditions to the Obligations of KG Data. All obligations of KG Data and the Stockholder under this Agreement are subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which may be waived in writing, in whole or in part, by KG Data and the Stockholder.

      9.1. Representations, Covenants, Certificate. FastComm shall have performed in all material respects it's agreements contained in this Agreement required to be performed on or prior to the Closing Date, and the representations and warranties of FastComm herein contained shall be true and correct in all material respects as of the date of this Agreement as though made at the Closing.

      9.2. Certificate. KG Data shall have received a certificate of FastComm dated the Closing Date, signed by a senior officer of FastComm, certifying that
(i) all representations and warranties of FastComm were true and correct in all material respects when made and are true and correct in all material respect on the effective date as if made on the effective date, and (ii) FastComm has performed and complied in all material respects with all covenants and agreements required in this Agreement to be performed or complied with by and on or prior to the Closing Date.

      9.3. Opinion of Counsel for FastComm. KG Data shall have received from Thomas G. Amon & Associates, counsel for FastComm an opinion dated the Closing Date, in form and substance satisfactory to KG Data, to the effect that:

            a. FastComm is a corporation duly organized, validly existing and in good standing under the law of the Commonwealth of Virginia, and has the corporate power to enter into this Agreement, consummate the purchase of assets and carry out the other transactions contemplated hereby;

            b. This Agreement has been duly authorized, executed and delivered by FastComm and, assuming due authorization, execution, delivery and performance by KG Data and the Stockholder, constitutes the valid and binding obligation of each of them, enforceable in accordance with its terms, subject to the Remedies Exceptions and except as the enforceability of the indemnification and contribution provisions may be limited under applicable securities laws;

            c. All corporate action by FastComm required in order to effect the transactions contemplated hereby has been taken;

            d. The shares of FastComm Common Stock issuable pursuant to this Agreement have been duly and validly authorized and, upon issuance, such shares will be fully paid and nonassessable shares;

            e. Except as provided in this Agreement, no order, authorization, consent or approval of, or registration, declaration or filing with any governmental authority is required in connection with the consummation by FastComm of the merger or by FastComm of the other transactions contemplated by this Agreement;

            g. The execution, delivery and performance of this Agreement by FastComm and the consummation of the transactions contemplated hereby will not constitute a breach or violation of or default under the Certificate of Incorporation or By-Laws of FastComm.

      10.   Survival of Representations; Indemnification.

      10.1. Survival of Representations. The respective representations and warranties of the Stockholder, KG Data, and FastComm contained in this Agreement or in any Exhibit attached hereto shall survive the purchase and sale of the Assets pursuant to this Agreement.

      10.2. Indemnification. (a) The Stockholder and KG Data agree jointly and severally, (i) to indemnify and hold FastComm and its officers, directors and agents harmless from damages, losses or expenses (including, without limitation, reasonable attorneys' fees and expenses) in excess of $5,000 in the aggregate, suffered or paid, directly or indirectly, through application of KG Data's or FastComm's assets or otherwise, as a result of or arising out of the failure of any representation or warranty made by the Stockholder or KG Data, including but not limited to trademark, trade secret, copyright or patent infringement, in this Agreement or in any Exhibit attached hereto to be true and correct in all respects as of the date of this Agreement and as of the Closing Date and (ii) to defend, indemnify and hold FastComm and its officers, directors and agents, any successors to FastComm's interest in the chain-of-title to the property, its officers, directors and agents, harmless from damages, losses or expenses (including, without limitation, reasonable attorneys' and consultants' fees and expenses) suffered or paid, directly or indirectly as a result of, relating to or arising out of the actual or alleged presence of Hazardous Materials on any KG Data Property on or prior to the Closing Date or any Environmental Claim based on the conduct of KG Data or any of its subsidiaries on or prior to the Closing Date.

      (b) The obligations to indemnify and hold harmless pursuant to this
Section 10.2 shall survive the consummation of the transactions contemplated by this Agreement.

      11.   Miscellaneous Provisions.

      11.1. Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered in person, on the date actually given, (ii) by United States mail, certified or registered, with return receipt requested, on the date which is two business days after the date of mailing, or (iii) if sent by telex or facsimile transmission, with a copy mailed on the same day in the manner provided in (i) above, on the date transmitted provided receipt is confirmed by telephone:

            a. if to FastComm to:

            FASTCOMM COMMUNICATIONS CORPORATION
            45472 Holiday Drive
            Sterling, VA  20166

            Attention:  Mark Rafferty

            With copies to:

            THOMAS G. AMON & ASSOCIATES
            437 Madison Avenue
            New York, NY  10022
            Attention:  Thomas G. Amon, Esq.

      b.    if to KG Data and Stockholder to:

            Kenneth Bloom
            KG DATA SYSTEMS, INC.
            28 Knight Street
            Norwalk, CT 06851

            With copies to:

            Michael P. Goldsmith, Esq.
            420 Lexington, Avenue
            New York, NY 10170

or at such other address as may have been furnished by such Person in writing to the other parties.

      12.2. Severability. Should any Section or any part of a Section within this Agreement be rendered void, invalid or unenforceable by any court of law for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other Section or part of a Section in this Agreement.

      12.3. Exhibits and Schedules. Each Exhibit and Schedule delivered pursuant to the terms of this Agreement, each document, instrument and certificate delivered by the parties in connection with the transactions contemplated hereby and each Other Agreement constitutes an integral part of this Agreement.

      12.4. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED BOTH AS TO VALIDITY AND PERFORMANCE AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF.

      12.5 No Adverse Construction. The rule that a contract is to be construed against the party drafting the contract is hereby waived, and shall have no applicability in construing this Agreement or any provisions hereto.

      12.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      12.7. Costs and Attorneys' Fees. In the event that any action, suit, or other proceeding is instituted concerning or arising out of this Agreement, the prevailing party shall recover all of such party's costs, and reasonable attorneys' fees incurred in each and every such action, suit, or other proceeding, including any and all appeals or petitions therefrom.

      12.8. Successors and Assigns. All rights, covenants and agreements of the parties contained in this Agreement shall, except as otherwise provided herein, be binding upon and inure to the benefit of their respective successors and assigns.

      12.9. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      12.10. Entire Agreement. This Agreement, and the attached Exhibits, and any other schedules referred to in this Agreement, contain the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to herein.

      12.11. Further Assurances. From time to time after the Closing, at FastComm's request and for no additional consideration, KG Data will execute and deliver such other instruments of conveyance, assignments, agreements and other documents as FastComm may reasonably request in order more effectively to convey, transfer to and vest in FastComm the Assets.

      12.12. Bulk Sales Laws. FastComm hereby waives compliance by KG Data with the provisions of any applicable bulk sales law, Article 6 of the Uniform Commercial Code and any other law affecting bulk transfers, and KG Data hereby indemnifies FastComm for any liability, tax, cost and expense resulting from such non-compliance.

      12.13. Taxes. KG Data agrees to pay all ad valorem taxes which are a lien against the Assets for any tax year ending prior to the Closing Date. In addition, KG Data shall pay any applicable state, local or federal transfer taxes or costs related to the transfer of Assets to FastComm.

      12.14. Registration. FastComm agrees to register all securities to be issued to Stockholder hereunder, with the United States Securities and Exchange Commission. The Company can make no guarantee as to when such registration will become effective but will file a registration statement covering the shares on or before October 15, 1999 if no other registration statement is filed giving rise to piggy-back rights or is pending at time of filing.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                            FASTCOMM COMMUNICATIONS CORPORATION
                            a Virginia corporation

                   By:      /s/ Peter C. Madsen
                            -------------------
                            Name: Peter C. Madsen
                            Title: President


                            KG DATA SYSTEMS, INC.
                            a Connecticut corporation



                   By:      /s/ Kenneth Bloom
                            -------------------
                            Name: Kenneth Bloom
                            Title: President


                            SOLE STOCKHOLDER OF
                            KG DATA SYSTEMS, INC.


                            /s/ Kenneth Bloom
                            -------------------
                            KENNETH BLOOM